                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                            Z-TEL TECHNOLOGIES, INC.
                                (Name of Issuer)

                         COMMON STOCK, $ .01 PAR VALUE
                         (Title of Class of Securities)

                                   988792108
                          --------------------------
                                 (CUSIP Number)


                               December 31, 1999
                          ---------------------------
            (Date of Event which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

CUSIP No.  988792108            13G                     Page   2  of  8   Pages
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Gramercy Z-Tel L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [_]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
          NUMBER          None.
        OF SHARES      --------------------------------------------------------
       BENEFICIALLY    6  SHARED VOTING POWER
         OWNED BY         3,074,280
           EACH        --------------------------------------------------------
        REPORTING      7  SOLE DISPOSITIVE POWER
       PERSON WITH        None.
                       --------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER
                          3,074,280
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,074,280
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   [_]
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.7 %
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                               Page 2 of 8 Pages

CUSIP No.  988792108            13G                     Page   3  of  8   Pages
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Gramercy Z-Tel LLC
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [_]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
          NUMBER          None.
        OF SHARES      --------------------------------------------------------
       BENEFICIALLY    6  SHARED VOTING POWER
         OWNED BY         3,074,280
           EACH        --------------------------------------------------------
        REPORTING      7  SOLE DISPOSITIVE POWER
       PERSON WITH        None.
                       --------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER
                          3,074,280
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,074,280
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   [_]
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.7 %
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                               Page 3 of 8 Pages

CUSIP No.  988792108            13G                     Page   4  of  8   Pages
-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CommuniCapital Partners (Cayman), L.P.
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [_]
-------------------------------------------------------------------------------
3    SEC USE ONLY
-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
-------------------------------------------------------------------------------
                       5  SOLE VOTING POWER
          NUMBER          None.
        OF SHARES      --------------------------------------------------------
       BENEFICIALLY    6  SHARED VOTING POWER
         OWNED BY         3,074,280
           EACH        --------------------------------------------------------
        REPORTING      7  SOLE DISPOSITIVE POWER
       PERSON WITH        None.
                       --------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER
                          3,074,280
-------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,074,280
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
   [_]
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.7 %
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
------------------------------------------------------------------------------

                               Page 4 of 8 Pages

Item 1(a)      Name of Issuer:

               Z-Tel Technologies, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               Knight's Point
               601 South Harbour Island Boulevard
               Suite 220
               Tampa, Florida  33602

Item 2(a)      Name of Persons Filing:

               1. Gramercy Z-Tel L.P., the record holder of the securities (the "L.P.")
               2. Gramercy Z-Tel LLC, the sole general partner of the L.P. (the "LLC")
               3. CommuniCapital Partners (Cayman), L.P., the Managing Member of the LLC (the "Fund")

Item 2(b)      Address of Principal Business Office or, if None, Residence:

               The principal business office for all reporting persons listed in
               Item 2(a) is:

               712 Fifth Avenue
               New York, New York  10019

Item 2(c)      Citizenship:

               1.  L.P.: Delaware
               2.  LLC:  Delaware
               3.  Fund: Cayman Islands

Item 2(d)      Title of Class of Securities:

               Common Stock, $.01 par value

Item 2(e)      CUSIP Number:

               988792108

 Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
               (c), Check Whether the Person Filing is a:

               Not applicable

                               Page 5 of 8 Pages

Item 4. Ownership.

              (a)   Amount beneficially owned by each reporting person:            3,074,280

              (b)   Percent of Class:                                                    9.7%

              (c)   Number of shares as to which each person has:

              (i)   Sole power to vote or to direct the vote:                      None

              (ii)  Shared power to vote or to direct the vote:                    3,074,280

              (iii) Sole power to dispose or to direct the disposition of:             None

              (iv)  Shared power to dispose or to direct the disposition of:       3,074,280

Item 5. Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the
             Security Being Reported on by the Parent Holding Company.

             Not applicable

Item 8. Identification and Classification of Members of the Group.

             Not applicable

Item 9. Notice of Dissolution of Group.

             Not applicable

Item 10.     Certifications.

             Not applicable

                               Page 6 of 8 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                February       ,2000
                                                -----------------------------
                                                   (Date)

                                        GRAMERCY Z-TEL L.P.

                                        By: Gramercy Z-Tel LLC,
                                            its General Partner

                                        By: CommuniCapital Partners (Cayman),
                                            L.P., its Managing Member

                                        By: CommuniCapital MGP (Cayman),
                                            LDC, its General Partner


                                        By:__________________________________
                                            Laurence S. Grafstein
                                            Managing Director

                                        GRAMERCY Z-TEL LLC

                                        By: CommuniCapital Partners (Cayman),
                                            L.P., its Managing Member

                                        By: CommuniCapital MGP (Cayman),
                                            LDC, its General Partner


                                        By:__________________________________
                                            Laurence S. Grafstein
                                            Managing Director

                               Page 7 of 8 Pages

                                        COMMUNICAPITAL PARTNERS
                                        (CAYMAN), L.P.

                                        By: CommuniCapital MGP (Cayman),
                                            LDC, its General Partner


                                        By:__________________________________
                                            Laurence S. Grafstein
                                            Managing Director

                               Page 8 of 8 Pages